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                                                                      EXHIBIT 10

                              REIDAR HALL E, PH.D.

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement"), is made and entered into this 23rd day of July 1998, and shall be effective as of the 12th day of January, 1998 (the "Effective Date"), by and between Fairmont Chemical Co., Inc., a New Jersey Corporation (the "Employer"), and Reidar Halle, Ph.D. (the "Executive").

                                    RECITALS

         A. The Employer desires to employ the Executive as an officer of the Employer and the Executive is willing to accept such employment upon the terms and conditions hereinafter set forth.

         B. The Employer recognizes that circumstances may arise in which a change of control of the Employer through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive which uncertainty may result in the loss of valuable services of the Executive and the Employer and the Executive wish to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change of control.

         NOW, THEREFORE, in consideration of the promises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

                                   AGREEMENTS

         1. POSITION AND DUTIES. The Employer hereby employs the Executive as the President and Chief Executive Officer of the Employer or in such other senior executive capacity as shall be mutually agreed between the Employer and the Executive. During the period of the Executive's employment hereunder, the Executive shall devote his best efforts and full business time, energy, skills and attention to the business and affairs of the Employer. The Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to the Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of the Employer (the "Board"). The Executive shall have the powers necessary to perform the duties assigned to him and shall be provided such supporting services, staff, secretarial and other assistance, office space and accouterments as shall be reasonably necessary and appropriate in the light of such assigned duties.

         2. COMPENSATION. As compensation for the services to be provided by the Executive hereunder, the Executive shall receive the following compensation, expense reimbursement and other benefits:
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                  (a) BASE COMPENSATION. The Executive shall receive an
aggregate annual base salary at the rate of One-Hundred and Forty-One Thousand Five-Hundred Dollars ($141,500.00) payable in installments in accordance with the regular payroll schedule of the Employer. Such base salary shall be subject to review annually commencing in 1999 and may be adjusted from time to time by the Board, but shall not be reduced unless the Employer experiences five (5) consecutive calendar quarters with pre-tax operating losses.

                  (b) PERFORMANCE BONUS. The Executive shall be eligible to receive an annual cash bonus, which for 1998 shall be fifteen percent (15%) of his base annual salary if pre-tax annual profits of the Employer for such year equal or exceed Five Hundred Thousand Dollars ($500,000). The annual cash bonus amount and earning criteria shall be established by the Board for years after 1998. Nothing in this Agreement shall require the Board to provide a bonus in any particular year.

                  (c) STOCK OPTIONS. The Executive shall have options to purchase One Million (1,000,000) shares of common stock of the Employer at an exercise price of eleven cents ($.11) per share subject to the following schedule:

    Exercise Date                                           Exercisable Options
    -------------                                           -------------------
 (i) January 12, 1999                                             334,000
(ii) January 12, 2000                                             333,000
(iii) January 12, 2001                                            333,000

         Provided, however, that (A) upon an employment termination before January 12, 1999 (other than a voluntary termination by the Executive or a termination as defined herein under Section 5(c)) the option exercise under
Section 2(c)(i), shall be permitted within the ninety (90) days following the date of such termination, and (B) in the event of a Change of Control (as defined herein under Section 5(f)(iii)) at any time prior to January 12, 2001, all of the unpurchased shares under this Section 2(c) for which the option exercise date will have then passed may be purchased. The Executive must elect to exercise any options to the extent then exercisable, within ninety (90) days following termination of employment, or the options, shall lapse. All options shall lapse upon the death of the Executive.

                  (d) REIMBURSEMENT OF EXPENSES. The Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by the Executive in the performance of his duties hereunder and shall be entitled to attend seminars, conferences and meetings relating to the business of the Employer consistent with the Employer's established policies in that regard.

                  (e) BENEFITS. The Executive shall be entitled to all benefits specifically established for him and, when and to the extent he is eligible therefor, to participate in all plans and benefits generally accorded to senior executives of the Employer, which may

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include, but not be limited to, pension, profit-sharing, supplemental retirement, incentive compensation, bonus, disability income, split-dollar life insurance, group life, medical and hospitalization insurance, and similar or comparable plans, and also to perquisites extended to similarly situated senior executives, provided, however, that such plans, benefits and perquisites shall be no less than those made available to all other employees of the Employer.

                  (f) VACATIONS. The Executive shall be entitled to an annual vacation in accordance with the vacation policy of the Employer which vacation shall be taken at a time or times mutually agreeable to the Employer and the Executive.

                  (g) WITHHOLDING. The Employer shall be entitled to withhold from amounts payable to the Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. The Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

         3. CONFIDENTIALITY AND LOYALTY. The Executive acknowledges that heretofore or hereafter during the course of his employment he has produced and may hereafter produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, "Confidential Information") regarding the Employer and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of his duties hereunder. The Executive must provide written notice, within seven (7) days of receipt, to the Employer of any request by an administrative agency or judicial authority to provide Confidential Information. All records, files, documents and other materials or copies thereof relating to the Employer's business which the Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the Employer's premises without its written consent, and shall be promptly returned to the Employer upon termination of the Executive's employment hereunder. The Executive agrees to abide by the Employer's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer.

         4. INVENTIONS. Any invention, process, discovery, software development or improvement (whether patentable or not) made, invented, discovered, acquired, suggested or reduced to practice by the Executive in the course of his employment under this Agreement, or within twelve (12) months thereafter as a result of any idea conceived during such employment, and related in any manner to the work, tests, experiments or other activities carried on by the Employer or any of its subsidiaries shall be the absolute property of the Employer and the Executive will promptly execute and deliver all documents and do all other things necessary and proper to make all such inventions, processes, discoveries, software, and improvements the absolute property of the

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Employer. The Executive will not reveal to anyone (otherwise than in the regular course of the business of the Employer or of its subsidiaries) any information concerning any such inventions, processes, discoveries, software or improvements. The obligations of the Executive under this Section 4 will survive any termination of employment and this Agreement.

         5.       TERM AND TERMINATION.

                  (a) BASIC TERM. The Executive's employment hereunder shall be at the pleasure of the Board commencing as of the Effective Date, and shall continue unless terminated by either party upon thirty (30) days' written notice, or as provided herein under this Section 5.

                  (b)      PREMATURE TERMINATION.

                           (i) In the event of the termination of this Agreement
                  by the Employer for any reason other than a termination in accordance with the provisions of paragraph (c) of this
                  Section 5, then notwithstanding any mitigation of damages by the Executive, the Employer shall pay the Executive an amount equal to six (6) month's annual base salary.

                           (ii) Payment to the Executive will be made in a
                  single lump sum. Such payment shall not be reduced in the event the Executive obtains other employment following the termination of employment by the Employer.

                  (c) TERMINATION FOR CAUSE. This Agreement may be terminated for cause as hereinafter defined. "Cause" shall mean: (i) the Executive's death or his permanent disability, which shall mean the Executive's inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for ninety (90) days within a period of six (6) consecutive months;
(ii) a material violation by the Executive of any applicable material law or regulation respecting the business of the Employer; (iii) the Executive being found guilty of a felony or an act of dishonesty in connection with the performance of his duties as an officer of the Employer, or which disqualifies the Executive from serving as an officer or director of the Employer; or (iv) the willful or negligent failure of the Executive to perform his duties hereunder in any material respect. The Executive shall be entitled to at least thirty (30) days' prior written notice of the Employer's intention to terminate his employment for any cause (except the Executive's death) specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Board his position regarding any dispute relating to the existence of such cause.

                  (d) TERMINATION UPON DEATH. In the event payments are due and owing under this Agreement at the death of the Executive, payment shall be made to such beneficiary as the Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on

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behalf of the Executive. Such payments shall be in addition to any other death benefits of the Employer for the benefit of the Executive and in full settlement and satisfaction of all payments provided for in this Agreement.

                  (e) TERMINATION UPON DISABILITY. The Employer may terminate the Executive's employment after the Executive is determined to be disabled under the current Employer program or by a physician engaged by the Employer. In the event of a dispute regarding the Executive's disability, each party shall choose a physician who together will choose a third physician to make a final determination. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the establishment of the Executive's Disability during which the Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to the Executive's Disability, the Executive shall be entitled to return to his positions with the Employer as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred.

                  (f)      TERMINATION UPON CHANGE OF CONTROL.

                           (i) In the event of a Change in Control (as defined
                  below) of the Employer and the termination of the Executive's employment under either A or B below, the Executive shall be entitled to payments specified herein under Section 5(b), and shall be entitled to an additional amount equal to his annual base salary as in effect on the date of the Change of Control. The following shall constitute termination under this paragraph:

                                    A. The Executive terminates his employment
                           under this Agreement by a written notice to that effect delivered to the Board within one (1) year after the Change in Control.

                                    B. The Agreement is terminated by the
                           Employer or its successor either in contemplation of or after the Change in Control.

                           (ii) It is the intention of the Employer and the
                  Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an "Excess Parachute Payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or its successors. It is agreed that the present value of and payments to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on the Change of Control of the Employer, and to which Section 280G of the Code applies (in the aggregate "Total Payments") shall not exceed an amount equal to one dollar less than the maximum amount which the Employer may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within thirty (30) days following the earlier of (A) the giving of the notice of

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                  termination or (B) the giving of notice by the Employer to the
                  Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Employer, at the Employer's expense, shall obtain the opinion of such legal counsel and certified public accountants as the Executive may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for the Employer), which opinions need not be unqualified, which sets forth (A) the amount of the Base Period Income of the Executive, (B) the present value of Total Payments and (C) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Employer within thirty (3) days of his receipt of such opinions or, if the Executive fails to so notify the Employer, then as the Employer shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this subparagraph, including the calculations, notices and opinions provided for herein shall be based upon the conclusive presumption that (A) the compensation and benefits provided for in Section 2 hereof and (B) any other compensation earned by the Executive pursuant to the Employer's compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control; provided, however, that in the event such legal counsel so requests in connection with the opinion required by this subparagraph, the Executive and the Employer shall obtain, at the Employer's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this subparagraph shall be of no further force or effect.

                           (iii) For purposes of this paragraph, the term
                  "Change in Control" shall mean: (A) any event which would require the filing of a Form 13D under the Securities Exchange Act of 1934, as amended, (whether or not such Form is filed) by any person or group of persons stating that such person or group is the beneficial owner or has voting control or proxies for fifty percent (50%) or more of the voting securities of the Employer and/or can elect a majority of the Board (unless such group shall include at least two residual beneficiaries, as defined below); or (B) the election, at any meeting of the stockholders of the Employer of a majority of members of the Board by a majority of the voting securities of the Employer, which majority does not include the voting securities of the Employer owned by at least two of the residual beneficiaries; or (C) a

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                  complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Employer. For purposes of this Section, residual beneficiaries shall mean any of the beneficiaries of the Howard Leistner, Hedi Mizrack and/or Gilbert Leistner Irrevocable Grantor Trust, or any issue of any such beneficiary or spouse of any such beneficiary or issue thereof.

         6.       NON-COMPETITION COVENANT.

                  (a) RESTRICTIVE COVENANT. As an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in
Section 2, the Executive hereby agrees that, except with the express prior written consent of the Employer, for a period of one (1) year after the termination of the Executive's employment with the Employer (the "Restrictive Period"), he will not directly or indirectly compete with the business of the Employer, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of Employer to terminate employment with Employer and become employed by any person, firm, partnership, corporation, trust or other entity which owns or operates a business similar to that of the Employer (the "Restrictive Covenant"). If the Executive violates the Restrictive Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this Section 6(a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Executive. The foregoing Restrictive Covenant shall not prohibit the Executive from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than one percent (1%) of the outstanding capital stock of any Corporation.

                  (b) REMEDIES FOR BREACH OF RESTRICTIVE COVENANT. The Executive acknowledges that the restrictions contained in Sections 3 and 6(a) of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Employer, that any violation of these restrictions would cause substantial injury to the Employer and such interests, that the Employer would not have entered into this Agreement with the Executive without receiving the additional consideration offered by the Executive in binding himself to these restrictions and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be.

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         7. INTERCORPORATE TRANSFERS. If the Executive shall be voluntarily transferred to an affiliate of the Employer, such transfer shall not be deemed to terminate or modify this Agreement and the employing corporation to which the Executive shall have been transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Employer as of the date of such transfer. For purposes hereof, an affiliate of the Employer shall mean any corporation directly or indirectly controlling, controlled by, or under common control with the Employer.

         8. INTEREST IN ASSETS. Neither the Executive nor his estate shall acquire hereunder any rights in funds or assets of the Employer, otherwise than by and through the actual payment of amounts payable hereunder; nor shall the Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of the Executive.

         9. INDEMNIFICATION. The Employer shall hold harmless and indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements. Such indemnification may be provided through the purchase of a standard directors' and officers' liability insurance policy at the expense of the Employer.

         10.      GENERAL PROVISIONS.

                  (a) SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive, the Employer and his and its respective personal representatives, successors and assigns, and any successor or assign of the Employer shall be deemed the "Employer" hereunder. The Employer shall require any successor to all or substantially all of the business and/or assets of the Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform if no such succession had taken place.

                  (b) ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Employer.

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                  (c) ENFORCEMENT AND GOVERNING LAW. The provisions of this
Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of New Jersey without reference to the law regarding conflicts of law.

                  (d) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York City, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                  (e) LEGAL FEES. All reasonable legal fees paid or incurred by the prevailing party pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the other party.

                  (f) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                  (g) NOTICES. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to the Employer, addressed to the principal headquarters of the Employer, attention: Chairman; or, if to the Executive, to the address set forth below the Executive's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FAIRMONT CHEMICAL CO., INC.
                                                           /S/Reidar Halle
                                                           REIDAR HALLE, PH. D.
By:/S/ Seymon Moshchitsky
Name: Seymon Moshitsky
Title: Vice-President Research


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